SEVENTH AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

FUND SHAREHOLDER REPORTS

AND OTHER REQUIRED MATERIALS

Equitable Financial Life Insurance Company of America, formerly known as MONY Life Insurance Company of America (the “Company”), an Arizona stock life insurance company, PIMCO Variable Insurance Trust (the “Fund”), a Delaware business trust and PIMCO Investments LLC (the “Underwriter”), a Delaware limited liability company, entered into a certain participation agreement dated December 1, 2001 (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of May 1, 2021, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund and the Underwriter (collectively, the “Parties”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement (defined above).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to                Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website of certain Fund materials required by Rule 30e-3;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirements via Company’s reliance on and complying with the requirements, terms and conditions of paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website;

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Fund prepares and provides the Fund Documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Underwriter hereby agree to supplement and amend the Participation Agreement as follows:

1. Provision of Fund Documents; Website Posting.

(a)

Fund Documents. The Fund and the Underwriter are responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)	Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b)	Deadline for Providing, and Currentness of, Fund Documents.

(i)

The Fund and the Underwriter shall provide or make available the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Variable Contracts.

(ii)

The Fund and the Underwriter shall use best efforts to provide or make available the Shareholder Reports and Portfolio Holdings (to facilitate the required website posting) 5 business days before the date each time that such Required Materials are required to be posted by Rule 30e-3.

(c)

Format of Fund Documents. The Fund and the Underwriter shall provide or make available the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)	are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A);

(ii)

permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii)

does not restrict, and the Fund and Underwriter shall otherwise provide the Fund Documents in such format so as to permit, the Company (or its designee) to post the Fund Documents in a manner the permits persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(iv)

The Company agrees that it will use such Fund Documents in the form provided. The Company shall provide prior written notice of any proposed modification of the Fund Documents, which notice will describe in detail the manner in which the Company proposes to modify the Fund Documents, and agrees that it may not modify the Fund Documents in any way without the prior consent of the applicable Fund.

(d)

Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph.

(e)	Use of Summary Prospectuses.

(i)

The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A no later than May 1, 2022.

(ii)	The Fund and the Underwriter shall ensure that a summary prospectus is used for the Portfolios, in accordance with Rule 498.

(f)

Website Hosting and Notice Fee (Expense Allocation). The Underwriter shall bear their proportional costs of posting, maintaining, and managing the Fund Documents on the website hosted by the Company and the costs of preparing and mailing notices of the availability of the Fund’s Reports to Contract Owners (the notices required by paragraph (c) of Rule 30e-3) through the payment of a Website Hosting and Notice Fee to the Company to be billed no more than quarterly.

(i)

Payment of Fee. After the end of each quarter, the Company shall prepare and deliver an invoice, along with supporting data, sufficient to substantiate the amounts invoiced for applicable funds and share classes, to Underwriter for the fees due under this amendment, and Underwriter shall pay such invoiced amount, unless disputed in good faith, within 60 days following the receipt of the invoice. If an invoice is not received by Underwriter within six (6) months after the end of a quarter, the fees due and owing for such quarter shall be deemed forfeited and no longer due and owing. From time to time, the Parties shall review the fees to determine whether they reasonably approximate the Company’s incurred and anticipated costs.

(ii)

Review and Renegotiation. From time to time, the Parties shall review the Website Hosting and Notice Fee to determine whether it reasonably approximates the Company’s incurred and anticipated costs. The Parties agree to negotiate in good faith any change to the Website Hosting and Notice Fee proposed by a Party.

(2)

Content of Fund Documents. The Fund and the Underwriter shall be responsible for the content and substance of the Fund Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Fund and the Underwriter shall be responsible for ensuring that the Fund Documents as provided to the Company:

(a)	Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all applicable rules and regulations under those Acts; and

(b)

Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Provision of Fund Documents for Paper Delivery. The Fund and the Underwriter shall:

(a)

At their expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled by either the Fund or the Underwriter reasonably promptly, and the Fund or the Underwriter shall use best efforts to fulfill such request 7 business days after the request from the Company is received.

(b)

Alternatively, if requested by the Company in lieu thereof, the Fund or its designee shall provide such electronic or other documentation and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Fund.

4.

Portfolio Expense and Performance Data. The Fund shall use best efforts to provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Fund shall use best efforts to provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company), within 75 calendar days after the close of each Portfolio’s fiscal year:

(a)

the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with, as applicable, Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6) ; and

(b)

the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, and (ii) Instruction 4 to Item 17 of Form N-4, and (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and

(c)

the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated in accordance with, as applicable, Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6).

The Company agrees that it will use such information in the form provided. The Company shall provide prior written notice of any proposed modification of such information, which notice will describe in detail the manner in which the Company proposes to modify the information, and agrees that it may not modify such information in any way without the prior written consent of the applicable Fund.

5.	Construction of this Amendment; Participation Agreement.

(a)

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)

To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

6.	Termination. This Amendment shall terminate upon the earlier of:

(a)	termination of the Participation Agreement; or

(b)	60 days written notice from any Party to the other Parties.

7.

Indemnification. The Underwriter specifically agree to indemnify and hold harmless the Company (and its officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against the Company (or its officers, directors, and employees) as a result of any failure or alleged failure by the Fund or the Underwriter to provide the Fund Documents in accordance with the terms of this Amendment or to fulfill their other duties and responsibilities under this Amendment or for any other breach of this Amendment, provided that the Fund and Underwrite shall not face any liability related to the timing or format of any Fund Documents so long as they work in good faith to address any concerns related thereto.. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement.

The Company specifically agrees to indemnify and hold harmless the Fund and the Underwriter from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against the Fund and/or the Underwriter (or its officers, directors, and employees) as a result of any failure or alleged failure by the Company to host and maintain the website in accordance with the terms of this Amendment or to fulfill its other duties and responsibilities under this Amendment or for any other breach of this Amendment. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement.

8.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

9.	Joint and Several Liability. The responsibilities, obligations, duties and liabilities of the Fund and the Underwriter under this Amendment shall be joint and several.

10.

Confidentiality. The Company shall ensure that its applicable providers, directors, employees, officers, affiliates and agents are subject to duties of confidentiality with respect to any confidential and/or non-public information provided by the Fund and/or Underwriter. Among other matters:

(a). Unless otherwise authorized in writing by the Fund or Underwriter, Company (i) shall retain any Confidential Information in confidence, (ii) shall not disclose the Confidential Information to any party or individual other than, and shall limit access to Confidential Information to, its respective directors, officers, employees, advisors, accountants, auditors, agents or other representatives strictly in connection with providing the functions set forth herein and who are bound by obligations of confidentiality (for purposes of this section, each, a “Representative” and collectively, “Representatives”) and to treat such information as confidential, and (iii) shall not use the Confidential Information for any purpose other than in connection with the functions set forth herein.

(b). It is agreed that: (i) any non-public portfolio holdings information of a Portfolio, is the confidential property of each such Portfolio and may not be used for any purpose except in connection with the functions described herein or the Agreement, (ii) Confidential Information may not be traded upon by Company or its Representatives, (iii) upon written request from the Fund or Underwriter, the recipient of the non-public portfolio holdings information shall promptly return or destroy the information, except as otherwise required by applicable law or a recipient’s record retention policies and procedures reasonably designed to comply therewith, and (iv) the receiving party shall take adequate measures to ensure that each such Representative observes the requirements of this Amendment and the Agreement.

(c). For the purposes of this Section 10, “Confidential Information” means any oral, written or other information of the Fund, the Underwriter and any of their affiliates that is not known to the general public and is disclosed by one party to the other. Confidential Information shall include, without limitation, any proprietary information, portfolio holdings, trade secrets or other tangible or intangible information respecting the business affairs of the disclosing party and/or its clients and accounts, including the Portfolios.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:
Equitable Financial Life Insurance Company of America, on behalf of itself and each Separate Account

By:

Print Name:	Kenneth Kozlowski

Title:	Senior Vice President
Date:	5/21/2021 | 3:12 PM EDT

The Fund:
PIMC Variable Insurance Trust
By:
Print Name: Eric Johnson
Title: President
Date: 11-Jun-2021

The Underwriter:
PIMCO Investments LLC

By:

Print Name:	Robert Young

Title:	Authorized Signatory
Date:	11-Jun-2021